Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust Special Committee Retains Morgan Stanley and KeyBanc Capital Markets as Financial Advisors in Connection with Previously Announced Strategic Review

Board Amends Share Repurchase Program Due To Strategic Option Review

NEW YORK – June 30, 2016 – Healthcare Trust, Inc. (“HTI” or the “Company”), a publicly registered, non-traded real estate investment trust, announced today that its Board of Directors has established a special strategic review committee of independent directors to evaluate various options in connection with the Company’s previously announced strategic review analysis. The special strategic review committee has retained Morgan Stanley & Co. LLC and KeyBanc Capital Markets as financial advisors, with Morgan Stanley as lead advisor.

The Company previously announced that the Board of Directors has retained Gibson, Dunn & Crutcher LLP as special legal counsel to assist in connection with the strategic review process.

Due to the strategic review process, the Board has also amended the Company’s share repurchase program that became effective February 28, 2016. The program is being amended to eliminate the first and second semester repurchase provisions. Previously, stockholders could request repurchases of the Company’s common stock on a semiannual basis (each six-month period ending June 30 or December 31, a “fiscal semester”). With the amendment, stockholders can now submit repurchase requests through December 31, 2016. Repurchases will continue to be limited to a maximum of 5% of the weighted average number of shares of common stock outstanding during the previous fiscal year. Payment is expected to be made in January 2017 subject to the terms of the program, including that the Company may decide to further amend, suspend, or terminate the program.

No decision has been made by the Company to enter into any transaction at this time, and there are no assurances that the consideration of strategic alternatives will result in any transaction. HTI does not intend to comment on or disclose developments regarding the strategic review process unless it deems further disclosure is appropriate or required.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com. HTI may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements HTI makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually identify any viable strategic alternatives, execute any strategic alternative, or achieve the plans, intentions, or expectations disclosed in these forward looking statements, and you should not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond HTI’s control, including other factors included in HTI’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HTI’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on March 11, 2016, and HTI’s Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 13, 2016, as such Risk Factors may be updated from time to time in subsequent reports. HTI does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts:

Sard Verbinnen & Co.

Matt Benson/Hayley Cook

212-687-8080